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                                  EXHIBIT 11

                     RITE AID CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               THIRTEEN WEEKS ENDED MAY 28, 1994 AND MAY 29, 1993
                    (In Thousands Except Per Share Amounts)

                                                                1994        1993
                                                                ----        ----
Earnings Per Common Share-Assuming No Dilution
- - ----------------------------------------------
  Earnings
    Income from continuing operations                         $ 33,980    $ 31,636
    Income from discontinued operations                              -       2,522
                                                              --------    --------
    Net Income                                                $ 33,980    $ 34,158
                                                              ========    ========
  Weighted average number of common shares outstanding          85,738      88,072
                                                              ========    ========
  Primary earnings per common share
    Continuing operations                                         $.40        $.36
    Discontinued operations                                          -         .03
                                                                  ----        ----
    Net Income                                                    $.40        $.39
                                                                  ====        ====
Earnings Per Common Share-Assuming Full Dilution
- - ------------------------------------------------
  Earnings
    Income from continuing operations                         $ 33,980    $ 31,636
    Add after tax interest expense applicable to 6 3/4%
      convertible notes (a)                                      1,767       1,744
                                                              --------    --------
    Income from continuing operations as adjusted               35,747      33,380
    Income from discontinued operations                              -       2,522
                                                              --------    --------
    Net income as adjusted                                    $ 35,747    $ 35,902
                                                              ========    ========
  Shares
    Weighted average number of common shares outstanding        85,738      88,072
    Assuming conversion of 6 3/4% convertible notes (a)          6,397       6,397
    Assuming exercise of options reduced by the number
      of shares which could have been purchased with the
      proceeds from exercise of such options                       428         253
                                                              --------    --------
    Weighted average number of common shares outstanding
      as adjusted                                               92,563      94,722
                                                              ========    ========
  Earnings per common share assuming full dilution
    Continuing operations                                         $.39        $.35
    Discontinued operations                                          -         .03
                                                                  ----        ----
    Net Income                                                    $.39(b)     $.38(b)
                                                                  ====        ====

(a) Shown net of income taxes which were calculated at the company's effective tax rate.

(b) This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although not required by APB Opinion No. 15 since dilution is less than 3%.